Exhibit 99.1

Orthofix Provides Finance and Restatement Update

Company Continuing to Finalize Audit Work Needed to Complete Restatement Filings

Doug Rice to Become Interim CFO as Mark Heggestad Resigns Due to Personal Circumstances

Conference Call to be Held on Thursday, September 25, 2014 at 8:30 a.m. EDT (7:30 a.m. CDT)

LEWISVILLE, Texas, September 24, 2014 – As previously disclosed, Orthofix International N.V. (NASDAQ: OFIX) (the “Company”) has been working to complete the filing of restated financial statements for the fiscal years ended December 31, 2013, 2012 and 2011 and the fiscal quarter ended March 31, 2014. At this time, the Company has prepared drafts of the amended filings, and the Company’s outside auditors are continuing to complete applicable audit procedures.

In connection with this process, it has been determined that further data will be needed regarding certain inventory reserve amounts related to the Company’s Spine Fixation devices that are held as consignment inventory. Specifically, as part of the Company’s internal control remediation activities to address a previously identified significant deficiency around inventory controls, the Company initiated in 2014 additional procedures to physically count inventory on consignment with distributors and hospital customers. Preliminary sampling results of Spine Fixation inventory in the field (which had a gross aggregate carrying value of approximately $25 million as of June 30, 2014) have identified inconsistencies.

Because of the degree of variance in sampling to date, the Company and its outside auditors believe that substantially more inventory in the field will need to be physically counted, which could affect the appropriate inventory reserve to be established. Because the consignment inventory is maintained securely by the applicable distributor or hospital consignee at various geographic locations around the U.S., it is expected that it will take at least several weeks to fully gather and reconcile this additional data.

While the Company had been expecting to complete and file the applicable restatement amendments in September 2014, it now expects that the filing of these amendments will be delayed while these additional inventory procedures are completed. The Company expects to file its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014 (the “2014 Second Quarter Form 10-Q”) at the same time that these amendments are filed. The Company anticipates that these additional activities could also delay the processes related to the financial close for the fiscal quarter ended September 30, 2014, and that financial results (including the filing of the Company’s Quarterly Report on Form 10-Q for such fiscal quarter) may also be delayed.

The Company previously obtained a limited waiver from its credit agreement through September 30, 2014 to complete the applicable amendments and the 2014 Second Quarter Form 10-Q. The Company has initiated the process of seeking a further waiver to provide for the additional time needed for this process to be completed.

The Company has a Nasdaq Hearings Panel proceeding scheduled for October 2, 2014 in connection with a delisting notice it has received as a result of the Company’s delinquency in filing the 2014 Second Quarter Form 10-Q. The Company intends to seek additional time from the Hearings Panel while the restatement process is completed, though any such additional time granted is at the sole discretion of the Hearings Panel, and cannot be assured.

CFO Transition

Due to personal circumstances, CFO Mark Heggestad has decided to return on a full-time basis to Minnesota where his family continues to reside. As a result, the Company’s Chief Accounting Officer, Doug Rice, will be succeeding Mr. Heggestad as Interim CFO effective on September 26, 2014. Mr. Heggestad will be retained in a consulting role for an indefinite period to assist Mr. Rice in transition matters in the short term and to undertake other projects as needed.

Mr. Heggestad commented, “I want to emphasize the decision to resign was strictly due to personal circumstances. I have received complete support from the Board and the leadership of the Company.” Mr. Heggestad further noted, “The Company is moving forward quickly to secure the processes, systems, and talent necessary to provide the underlying infrastructure to drive operational excellence. I regret missing the opportunity to help lead that transformation.”

Mr. Rice joined the Company in early September from Vision Source and Smile Source, a private equity-backed optometric and dental network provider, where he had served since 2012 as Senior Vice President and Chief Financial Officer. Mr. Rice served as the Vice President, Finance, Treasurer of McAfee, a security technology company, from 2007 to 2012, when it was acquired by Intel. From 2000 to 2007, he served as the Senior Vice President, Corporate Controller of Concentra, Inc., a national healthcare service provider. Mr. Rice was the Vice President, Finance of la Madeleine French Bakery and Café, a restaurant chain with locations in multiple metropolitan areas, from 1996 to 1999. From 1994 to 1996, he was Director of Finance at Allied Marketing Group, an international direct mail marketer. Mr. Rice also served as an Audit Manager at PricewaterhouseCoopers (formerly Coopers & Lybrand) between 1988 and 1993. He is a certified public accountant, and received both an MBA and BBA from Southern Methodist University.

Preliminary Restatement Results

As previously disclosed, the Company has determined that a historical method of accounting for certain revenue adjustments (related to uncollectible patient co-pay and self-pay amounts) as bad debt expense rather than as contra-revenue was incorrect. As previously reported on August 19, 2014, the Company expects these changes to reduce equally both its historical net sales and its sales and marketing expense by approximately $6 million, $9 million, $2 million and $3 million for the fiscal years ended December 31, 2011, 2012 and 2013 and the fiscal quarter ended March 31, 2014, respectively. These changes are expected to have no effect on pretax income from continuing operations in those periods.

As also reported on August 19, 2014, the Company expects the further restatement to correct several items affecting net income in prior periods. As of the date hereof, and subject to the completion of the audit work described above, the Company currently expects these error corrections to be as follows:

•	Certain bad debt reserves originally recorded in fiscal years 2011 and 2012 were reversed in incorrect periods in the original restatement in connection with the change to sell-through accounting for certain distributors. As a result, sales and marketing expense was understated by approximately $1.5 million and $1.1 million for the fiscal years ended December 31, 2013 and 2012, respectively, and overstated by approximately $2.1 million for the fiscal year ended December 31, 2011.

•	As part of the original restatement the Company made certain corrections to prior period excess and obsolete inventory reserves. The effect of these corrections was not appropriately considered when determining the adjustments needed to eliminate intercompany profits from inventories in the original restatement. Adjustments to correct this error resulted in an increase of loss before income taxes of $1.4 million for the fiscal year ended December 31, 2013, an increase of income before income taxes of $0.4 million for the fiscal year ended December 31, 2012 and a decrease of loss before income taxes of $0.2 million for the fiscal years ended December 31, 2011, as well as an increase of loss before income taxes of $2.6 million for the fiscal quarter ended March 31, 2014.

•	In addition to the two adjustments described above, the Company expects to correct certain other items. Principally, these items are expected to consist of (i) a decrease to 2012 income tax expense of approximately $1.4 million which corrected an error that was recorded during the original restatement, (ii) a decrease in the first quarter of 2014 of approximately $0.9 million to net revenue for which third party payor revenue had been recognized without first satisfying all revenue recognition criteria, and (iii) a decrease of approximately $0.5 million of interest expense that was classified under continuing operations in 2012 but should have been classified under discontinued operations.

As a result of all collective adjustments identified as of this date, it is expected that pretax income from continuing operations will increase by approximately $2 million for the fiscal year ended December 31, 2011, and will decrease by approximately $1 million, $3 million and $3 million for the fiscal years ended December 31, 2012 and 2013 and the fiscal quarter ended March 31, 2014, respectively.

The foregoing estimated restatement effects remain subject to further audit procedures, as well as additional error corrections that will likely arise as a result of the inventory analysis described above for which data will be obtained over the next several weeks. As such, these adjustments remain preliminary and subject to further revision.

Q2 Net Sales Results

As previously reported on August 6, 2014, the Company continues to expect net sales for the fiscal quarter ended June 30, 2014 to be as follows:

•	Net sales of $101.4 million;
•	BioStim net sales of $39.8 million;
•	Biologics net sales of $13.9 million;
•	Extremity Fixation net sales of $27.3 million; and
•	Spine Fixation net sales of $20.4 million.

In addition, the Company continues to strengthen its financial position as exhibited by strong cash generation during the second quarter resulting in a cash and restricted cash balance of $75.9 million as of June 30, 2014.

Conference Call

Orthofix will host a conference call to further discuss these matters on Thursday, September 25, 2014 at 8:30 a.m. EDT (7:30 a.m. CDT). Interested parties may access the conference call by dialing (888) 267-2845 in the U.S. and (973) 413-6102 outside the U.S., and entering the conference ID 38220. A replay of the call will be available for two weeks by dialing (800) 332-6854 in the U.S. and (973) 528-0005 outside the U.S., and entering the conference ID 38220. A webcast of the conference call may be accessed by going to the Company’s website at www.orthofix.com, by clicking on the Investors link and then the Events and Presentations page.

About Orthofix

Orthofix International N.V. is a diversified, global medical device company focused on improving patients’ lives by providing superior reconstructive and regenerative orthopedic and spine solutions to physicians worldwide. Headquartered in Lewisville, TX, the Company has four strategic business units that include BioStim, Biologics, Extremity Fixation and Spine Fixation. Orthofix products are widely distributed via the Company’s sales representatives, distributors and its subsidiaries. In addition, Orthofix is collaborating on research and development activities with leading clinical organizations such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation and the Texas Scottish Rite Hospital for Children. For more information, please visit www.orthofix.com.

Forward-Looking Statements:

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

The forward-looking statements in this release do not constitute guarantees or promises of future performance. Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the uncertain results and timing of our anticipated filing of restated and revised financial statements for prior periods, the anticipated magnitude and nature of error corrections reflected by such filings, the timing of the filing of our late 2014 Second Quarter Form 10-Q, potential delisting of our securities from the Nasdaq Stock Market, as well how these matters may impact our expenses, liquidity, legal liability, borrowing ability, product sales, relationships with customers, suppliers, strategic partners and third party reimbursement providers, ongoing compliance obligations under our corporate integrity agreement with the Office of Inspector General of the Department of Health and Human Services, deferred prosecution agreement with the U.S. Department of Justice and consent decree with the SEC, ability to remain in compliance with covenants and other obligations under our senior secured credit agreement, the cost and nature of our insurance coverage, and other factors described in our annual report on Form 10-K for the fiscal year ended December 31, 2013 and other subsequent periodic reports filed by the Company with the SEC. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release.